                                                            EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

     This Agreement (the "Agreement") is made and entered into and is effective as of October 1, 1999, between ChipPAC, Inc., a California corporation (the "Company") and Dennis McKenna ("Executive"). This Agreement amends, restates and replaces that certain (i) Employment Agreement, dated as of October 1, 1997, as the same may have been amended or modified from time to time, by and between the Company and Executive and (ii) Chief Executive Officer Management Incentive Agreement, dated as of August 1, 1998, as the same may have been amended or modified from time to time, by and between the Company and Executive (other than that certain Mutual Release of Claims attached as Exhibit A thereto).

     WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer; and

     WHEREAS, the Company desires to continue the services of Executive as President and Chief Executive Officer of the Company and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

     1.   Effective Date, Term and Duties.  The term of employment of Executive
          -------------------------------
by the Company hereunder shall commence upon the date hereof (the "Effective Date") and end on December 31, 2001, and shall continue thereafter on the same terms and conditions (such term being hereinafter referred to as the "Employment Period") unless earlier terminated pursuant to Section 4. The Employment Period shall be extended automatically without further action of either party, on January 1, 2001, and on each succeeding January 1st, for terms of one year, unless prior to each such date the Company or the Executive shall notify the other in writing of its or his intention not to renew this Agreement, in which case the Agreement shall terminate at the end of the original term or any extension thereof, unless earlier terminated pursuant to Section 4 (such extended period being hereinafter referred to as the "Extended Employment Period").

     Executive shall have such duties as the Company may from time to time prescribe consistent with his position as President and Chief Executive Officer of the Company (the "Services"). Executive shall report directly to the Board of Directors of the Company. Executive shall devote his full time, attention, energies and best efforts to the business of the Company and its subsidiaries. During the Employment Period and the Extended Employment Period, the Company shall maintain an office for Executive at its chief executive office.

     2.   Compensation.  The Company shall pay and Executive shall accept as
          ------------
full consideration for the Services compensation consisting of the following:

          2.1  Base Salary.  $400,000 per year base salary ("Base Salary"),
               -----------
payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law. Base Salary shall be reviewed annually by the Board of Directors of the Company (or its Compensation Committee) to evaluate the performance of Executive and his duties hereunder.

          2.2  Annual Bonus.  A target bonus of up to 80% of the Base Salary at
               ------------
100% performance per year ("Target Annual Bonus"), which shall be payable based on the attainment by the Company of the Short-Term Bonus Plan Objectives under the Company's Executive Bonus Plan for each such year, which such Short-Term Bonus Plan Objectives shall be agreed upon by the Executive and the Board of Directors of the Company (or its Compensation Committee) annually and shall be consistent with the Company's business plan for the relevant year. Notwithstanding the foregoing, Executive's 1999 Target Annual Bonus shall be pro rated as set forth in Exhibit A attached hereto. The mutually agreed upon bonus
                      ---------
targets for 1999 are detailed in Exhibit A attached hereto.  The bonus targets
                                 ---------
for 2000 and 2001 listed in Exhibit A are provided as reference points only at
                            ---------
this time and will be subsequently agreed upon as set forth above in this
Section 2.2.

          2.3  Stock Based Compensation.  On or about the Effective Date of this
               ------------------------
Agreement, the Company and Executive have entered into a Key Employee Purchased Stock Agreement, a Tranche I Stock Option Agreement and a Tranche II Stock Option Agreement (the "Stock Based Incentive Agreements") pursuant to which (i) the Company will sell, and Executive will purchase, certain shares of the Company's capital stock and (ii) the Company will grant Executive options to acquire certain shares of the Company's capital stock.

          2.4  Indemnification.  In the event Executive is made, or threatened
               ---------------
to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related actual and reasonably incurred expenses, when and as incurred, all to the fullest extent permitted by law, so long as Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or any of its subsidiaries, and, with respect to any criminal action or proceeding, Executive had no reasonable cause to believe his conduct was unlawful.

     3.   Benefits.  Executive will be eligible to participate in the Company's
          --------
employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience. Executive will be provided with term life insurance in a principal amount that is no less than $5,000,000 payable to Executive's designated beneficiary, to the extent that Executive is insurable. Executive shall be entitled to continue any medical, disability and life insurance benefits at his cost after termination of the Employment Period or the Extended Employment Period, provided that such cost shall not exceed the cost to the Company of providing similar benefits to employees of the Company who are in active employment with the Company.

     4.   Benefits Upon Termination of Employment Period.  Executive's
          ----------------------------------------------
employment by the Company shall terminate immediately upon Executive's receipt of written notice by the Company, immediately upon the Company's receipt of written notice by Executive, or immediately upon Executive's death or Disability (as defined below). In the event of Executive's termination without Cause (as defined in Subsection 4.2) or Executive's termination of the Employment Period or the Extended Employment Period for Good Reason (as defined in Subsection 4.3), the Company shall provide Executive with termination benefits upon termination of the Employment Period or Extended Employment Period, as follows:

          4.1  Termination Benefits.  Executive shall be entitled to receive an
               --------------------
amount ("Termination Pay") equal to (i) two (2) times Executive's Base Salary as of the date of Executive's termination and (ii) Executive's bonus described in Subsection 2.2 above for the year of termination if Executive would have otherwise been entitled (as determined in good faith by the Board of Directors of the Company (or its Compensation Committee)) to receive such bonus had he not been terminated; provided that if the date of such termination occurs prior to the last day of the calendar year in which such bonus is awarded, then such bonus shall be prorated based upon the number of days elapsed prior to Executive's date of termination. Such Termination Pay shall be payable in two lump sums, the first payment consisting of 50% of the amount payable pursuant to clause (i) of the preceding sentence plus the amount payable pursuant to clause
(ii) of the preceding sentence (which payment shall be made within 30 days of the termination date) and the second payment consisting of the balance of the Termination Pay (which payment shall be made on the first anniversary of the termination date). Such Termination Pay shall be in lieu of any claims Executive may have had with respect to termination benefits and, as a condition to the Company's obligations (if any) to pay the Termination Pay, Executive will execute and deliver the Company a general release of claims in form and substance reasonably satisfactory to the Company. Notwithstanding any provision in this Agreement to the contrary, the Company shall have no obligation to pay any amounts which would otherwise be payable pursuant to Section 4 or Section 5 hereof during such times as Executive is in material breach of any material covenant or agreement of this Agreement or the Stock Based Incentive Agreements.

          4.2  Circumstances Under Which Termination Benefits Would Not Be Paid.
               ----------------------------------------------------------------
The Company shall not be obligated to pay Executive the termination benefits pursuant to Subsection 4.1 if the Executive's employment is terminated for Cause or if Executive terminates the Employment Period or the Extended Employment Period other than for Good Reason. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud, in the performance of his employment; (2) Executive's conviction or guilty plea with respect to any felony (except for motor vehicle violations); or (3) Executive's material breach of this Agreement or any of the Stock Based Incentive Agreements.

          4.3  Constructive Termination.  Notwithstanding anything in this
               ------------------------
Section 4 or Section 5 to the contrary, the Employment Period and the Extended Employment Period will be deemed to have been terminated (a "Constructive Termination") and Executive will be deemed to have Good Reason for termination of the Employment Period and the Extended Employment Period ("Good Reason"), if there should occur:

          (A) a material adverse change in Executive's position causing it to be of materially less responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as President and Chief Executive Officer reporting to the Board of Directors, unless Executive consents in writing to such change;

          (B) a reduction, without Executive's written consent, in his level of Base Salary by more than ten percent (10%) or a reduction by more than ten percent (10%) in the Target Annual Bonus opportunity as compared to the Target Annual Bonus opportunity of the prior year; or

          (C) a relocation of the Company's chief executive offices from their current location by more than 50 miles without Executive's consent.

          4.4  Termination by Reason of Death or Disability.  In the event of
               --------------------------------------------
Executive's death during the Employment Period or the Extended Employment Period, the Company shall pay to Executive's estate the bonus described in Subsection 2.2 above for the year of Executive's death if Executive would have otherwise been entitled (as determined in good faith by the Board of Directors of the Company (or its Compensation Committee)) to receive such bonus had he not died; provided that if Executive dies prior to the last day of the calendar year in which such bonus is awarded, then such bonus shall be prorated based upon the number of days elapsed prior to Executive's death. In addition, Executive's estate will receive payment for all Base Salary and all other earned and unpaid compensation which become payable by reason of Executive's death and any other benefits which become payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law. In the event that, during the term of this Agreement, Executive is unable to perform his job due to Disability (as defined below), the Company may, at its election, terminate Executive's employment with the Company and such termination shall be deemed to be a termination by the Company other than for Cause and Executive shall be entitled to receive the benefits set forth in Subsection 4.1 hereof. "Disability" (i) shall mean any physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by the Board of Directors of the Company in its good faith judgment and (ii) shall be deemed to have occurred on the 120th day of such inability to perform.

     5.   Change in Control.  Should there occur a Change in Control (as defined
          -----------------
below), then during the period (if any) following a Change in Control that Executive shall continue to provide the Services, then the terms and provisions of this Agreement shall continue in full force and effect.

          For purposes of this Section 5, a Change of Control shall be deemed to occur upon:

          (I) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business (it being agreed that for purposes hereof, "all or substantially all" shall have the meaning accorded to such term in the Revised Model Business Corporation Act); or

          (II) the first date that the Investors collectively cease to own at least 35% of the aggregate number of shares of common stock of the Company that they own on the date hereof (as adjusted for stock splits, stock dividends and recapitalization and for exchanges in connection with a merger, consolidation, reorganization or sale). "Investors" means Bain Capital Fund VI, L.P., BCIP Associates II, BCIP Associates II-B, BCIP Associates II-C, BCIP Trust Associates II, BCIP Trust Associates II-B, PEP Investments Pty., Ltd., Randolph Street Partners 1998 DIF, LLC, Randolph Street Partners II and SXI Group LLC and any of their affiliates.

     In the event that the severance and other benefits provided to Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 5, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 5 shall be payable either:

          (a)  in full,

          (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under Section 5. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

     6.   Dispute Resolution.  The Company and Executive agree that any dispute
          ------------------
regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

     7.   Cooperation with the Company After Termination of the Employment
          ----------------------------------------------------------------
Period.  Following termination of the Employment Period or the Extended
------
Employment Period for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company or other persons as may be designated by the Company.

     8.   Confidentiality; Return of Property.  Executive agrees to continue
          -----------------------------------
to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement previously entered into by the Executive, on the one hand, and the Company or any of its affiliates, on the other hand.

     9.   General.
          -------

          9.1  Waiver.  Neither party shall, by mere lapse of time, without
               ------
giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          9.2  Severability.  If for any reason a court of competent
               ------------
jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          9.3  Notices.  All notices and other communications required or
               -------
permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company and to the Company, c/o Bain Capital, Inc., One Embarcadero Place, San Francisco, CA 94111, Attention: David Dominik or to such other address as may be specified by the Board of Directors of the Company.

          9.4  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts (any one or more of which may be executed by facsimile delivery), each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

          9.5  Entire Agreement.  The parties hereto acknowledge that each has
               ----------------
read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this

Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof. The parties further agree that this Agreement supersedes the prior agreements referred to in the recitals to this Agreement except as provided in said recitals.

          9.6  Governing Law.  This Agreement shall be governed by the law
               -------------
of the State of California.

          9.7  Assignment and Successors.  The Company shall have the right to
               -------------------------
assign its rights and obligations under this Agreement. Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board of Directors of the Company. The rights and obligations of each party under this Agreement shall inure to the benefit and shall be binding upon the successors and permitted assigns of each such party.

          9.8  Amendment.  The provisions of this Agreement may be amended or
               ---------
waived only with the prior written consent of the Board of Directors of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CHIPPAC, INC.                                     EXECUTIVE

By:   /s/ Tony Lin                                /s/ Dennis McKenna
      --------------------------------            ------------------------------
Name:  Tony Lin
      --------------------------------
Title:  Chief Financial Officer
      --------------------------------